EXHIBIT 99.2

                             STATISTICAL INFORMATION

I. DISTRIBUTION OF ASSETS, LIABILITIES, AND STOCKHOLDER'S EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

     The following table reflects the tax-equivalent yields of interest earning assets and interest bearing liabilities:

                                                            2002                              2001
                                               ---------------------------------  --------------------------------
                                                           Interest     Tax                  Interest     Tax
                                                Average    Income/   Equivalent    Average   Income/   Equivalent
                                                Balance    Expense      Yield      Balance   Expense      Yield
                                               ----------  --------  -----------  ---------  --------  -----------
                                                                     (Dollars in Thousands)
Interest-earning assets:
Interest-earning deposits and fed funds sold   $   6,592   $     96        1.46%  $  3,555   $    105        2.95%
Investment Securities:
  Taxable investment securities                    5,628        307        5.45%     7,403        441        5.96%
  Tax-exempt investment securities                 2,642        104        5.96%     2,422         99        6.19%
Loans (including loan fees)                       47,627      3,578        7.51%    44,010      3,973        9.03%
                                               ----------  --------  -----------  ---------  --------  -----------
    Total interest earning assets                 62,489      4,085        6.54%    57,390      4,618        8.05%
                                                           --------  -----------             --------  -----------

Allowance for loan losses                           (601)                             (518)
Cash & due from banks                              1,748                             1,691
Premises and equipment                             1,887                             1,945
Other assets                                       2,529                             2,732
                                               ----------                         ---------
    Total assets                               $  68,052                          $ 63,240
                                               ==========                         =========

Interest bearing liabilities:
  Deposits:
    Demand deposits                                9,095         64        0.70%     8,569        126        1.47%
    Savings and Money Market                       9,903        213        2.15%     7,801        232        2.97%
    Time deposits                                 32,661      1,254        3.84%    31,956      1,817        5.69%
  Other borrowings                                     -          -           .        141          8        5.67%
                                               ----------  --------  -----------  ---------  --------  -----------
  Total interest bearing liabilities              51,659      1,531        2.96%    48,467      2,183        4.50%
                                                           --------  -----------             --------  -----------

Non-interest bearing deposits                      7,651                             6,591
Other liabilities                                    357                               364
Stockholders' equity                               8,385                             7,818
                                               ----------                         ---------
  Total liabilities and stockholders' equity   $  68,052                          $ 63,240
                                               ==========                         =========

Net interest income                                        $  2,554                          $  2,435
Net interest spread                                                        3.57%                             3.54%
                                                                     ===========                       ===========
Net interest yield on average earning assets   $  62,489   $  2,554        4.09%  $ 57,390   $  2,435        4.24%
                                               ==========  ========  ===========  =========  ========  ===========

Non-accruing loans are included in the average balances. For December 31, 2002 and 2001, average non-accruing loans were $-0- thousand and $64 thousand, respectively.

Loan fees are included in the interest income computation and were $167,099 and $163,256 as of December 31, 2002 and 2001, respectively.

Rate and Volume Analysis - The following table reflects the change in net interest income resulting from changes in interest rates and from asset and liability volume. Federally tax-exempt interest is presented on a taxable-equivalent basis assuming a 34% Federal tax rate. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the later year. The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding between years. Thus, changes that are not solely due to volume have been consistently attributed to rate.

                                                     2001 to 2002           2000 to 2001
                                                  Increase(decrease)      Increase(decrease)
                                                  due to changes in       due to changes in
                                               -----------------------  ---------------------
                                                         Yield/                  Yield/
                                               Volume    Rate     Net   Volume   Rate    Net
                                               -------  -------  -----  -------  -----  -----
                                                           (Amounts in Thousands)
Interest earned on:
  Interest earning deposits and fed funds sold     78      (87)    (9)     124   (114)    10
  Investment securities:
    Taxable investment securities                 (80)     (54)  (134)    (219)    (5)  (224)
    Tax-exempt investment securities               11       (6)     5        -      -      -
  Loans                                           307     (702)  (395)     449   (268)   181
                                               -------  -------  -----  -------  -----  -----
     Total interest income                        316     (849)  (533)     354   (387)   (33)
                                               -------  -------  -----  -------  -----  -----

Interest paid on:
  Deposits:
    Demand deposits                                 8      (70)   (62)       4    (41)   (37)
    Savings and money markets                      65      (84)   (19)      11    (23)   (12)
    Time deposits                                  38     (601)  (563)     143    (37)   106
    Other borrowings                               (8)       -     (8)     (47)    (2)   (49)
                                               -------  -------  -----  -------  -----  -----
     Total interest expense                       103     (755)  (652)     111   (103)     8
                                               -------  -------  -----  -------  -----  -----

II.  INVESTMENT PORTFOLIO - CARRYING VALUE OF SECURITIES

     The following tables summarize the investment portfolio by type and maturity:

                                      Available for Sale
                                     --------------------
                                       2002       2001
                                     ---------  ---------
                                    (Amounts in Thousands)

U.S. Government Agencies             $   2,064  $   3,948
State, county and municipal              2,729      2,661
Debt securities                            200        200
Mortgage-Backed Securities               1,241      2,008
                                     ---------  ---------
   Total                             $   6,234  $   8,817
                                     =========  =========

                                STATISTICAL INFORMATION, CONTINUED

EXPECTED MATURITIES
                                                                    Available for Sale
                              ------------------------------------------------------------------------------------------
                              Within                After One            After Five
                                One                 But Within           But Within            After
                               Year       Yield     Five Years   Yield   Ten Years   Yield   Ten Years   Yield   Totals
                              -------  -----------  -----------  ------  ----------  ------  ----------  ------  -------
                                                                  (Dollars in Thousands)

U.S. Government Agencies      $ 1,039         5.5%  $     1,025    5.9%  $        -      -   $        -      -     2,064
State, county and municipal       253         3.7%        2,476    4.1%           -      -            -      -     2,729
Debt securities                     -           -             -      -            -      -          200    9.0%      200
Mortgage-Backed Securities        104         4.8%            -      -          445    5.6%         692    5.2%    1,241
                              -------  -----------  -----------  ------  ----------  ------  ----------  ------  -------
   Total                      $ 1,396         5.1%  $     3,501    4.6%  $      445    5.6%  $      892    6.0%  $ 6,234
                              =======  ===========  ===========  ======  ==========  ======  ==========  ======  =======

                                             Held to Maturity
                                            -------------------
                                              2002      2001
                                            --------  ---------
                                          (Amounts in Thousands)

U.S. Government Agencies                    $  2,500  $       -
State, county and municipal                        -          -
Debt securities                                    -          -
Mortgage-Backed Securities                         -          -
                                            --------  ---------
   Total                                    $  2,500  $       -
                                            ========  =========

EXPECTED MATURITIES
                                                               Held to Maturity
                              ----------------------------------------------------------------------------------------
                              Within                After One            After Five
                                One                 But Within           But Within           After
                               Year       Yield     Five Years   Yield   Ten Years   Yield  Ten Years   Yield  Totals
                              -------  -----------  -----------  ------  ----------  -----  ----------  -----  -------
                                                            (Dollars in Thousands)

U.S. Government Agencies      $ 1,000         2.4%  $     1,500    4.0%  $        -      -  $        -      -    2,500
State, county and municipal         -           -             -      -            -      -           -      -        -
Debt securities                     -           -             -      -            -      -           -      -        -
Mortgage-Backed Securities          -           -             -      -            -      -           -      -        -
                              -------  -----------  -----------  ------  ----------  -----  ----------  -----  -------
   Total                      $ 1,000         2.4%  $     1,500    4.0%  $        -      -  $        -      -  $ 2,500
                              =======  ===========  ===========  ======  ==========  =====  ==========  =====  =======

III. LOAN PORTFOLIO

The following tables summarize the breakdown of loans by type and the contractual maturities of selected fixed and variable rate loans:

                                           2002            2001
                                    ----------------  ----------------
                                          (Dollars in Thousands)
Commercial                          $18,896    37.9%  $13,459    31.4%
Commercial - Business Real Estate     4,675     9.4%    5,602    13.1%
Real Estate - Construction            1,624     3.3%    1,578     3.7%
Real Estate - Mortgage               16,312    32.6%   14,992    34.8%
Installment Loans to Individuals      8,400    16.8%    7,273    17.0%
                                    --------  ------  --------  ------
  Total Loans                        49,907   100.0%   42,904   100.0%
  Less: Allowance for Loan losses      (607)             (550)
                                    --------          --------
   Total                            $49,300           $42,354
                                    ========          ========

                                                                             Rate Structure
                                               Maturity                       > One Year
                            ----------------------------------------------  ----------------
                            Over One       Due         Fixed     Variable
                            One Year     Through       After     Interest   Interest
                             or Less   Five Years   Five Years     Total      Rate     Rate
                            ---------  -----------  -----------  ---------  ---------  -----
Commercial                  $  11,866  $     4,317  $     2,713  $  18,896  $   7,017  $   -

Real estate - construction      1,611           13            -      1,624         13      -
                            ---------  -----------  -----------  ---------  ---------  -----
   Total                    $  13,477  $     4,330  $     2,713  $  20,520  $   7,030  $   -
                            =========  ===========  ===========  =========  =========  =====

IV.  SUMMARY  OF  LOAN  LOSS  EXPERIENCE

                                                                 2002         2001
                                                              -----------  -----------
                                                               (Amounts in Thousands)

Allowance for possible loan losses, beginning of period       $      550   $      512
                                                              -----------  -----------
Charge-offs:
  Commercial                                                          54            -
  Real estate - construction                                           -            -
  Real estate - mortgage                                              16            -
  Consumer loans                                                      39          116
                                                              -----------  -----------
   Total                                                             109          116
                                                              -----------  -----------
Recoveries:
  Commercial                                                           -            4
  Real estate - construction                                           -            -
  Real estate - mortgage                                               -            -
  Consumer loans                                                      16           40
                                                              -----------  -----------
   Total                                                              16           44
                                                              -----------  -----------

Net charge-offs                                                       93           72
                                                              -----------  -----------

Additions charged to operations                                      150          110
Adjustments                                                            -            -
                                                              -----------  -----------
Allowance for possible loan losses, end of period                    607          550
                                                              -----------  -----------

Average loans outstanding, net of unearned income             $   47,627   $   44,010
                                                              ===========  ===========
Ratio of net charge-offs during the period to average loans
  outstanding during the period                                     0.20%        0.16%
                                                              ===========  ===========

RISK ELEMENTS
(Thousands)
                                                                    2002         2001
                                                              -----------  -----------
  Loans 90 days past due                                      $      139   $      272
  Loans on nonaccrual                                                  -           64
  Other Real Estate                                                    -            -
                                                              -----------  -----------
    Total Nonperforming assets                                $      139   $      336
                                                              -----------  -----------
    Total Nonperforming assets as a
      Percentage of loans                                           0.29%        0.76%
                                                              ===========  ===========

The Bank's policy is to place loans on nonaccrual status when it appears that the collection of principal and interest in accordance with the terms of the loan is doubtful. Any loan which becomes 90 days past due as to principal or interest is automatically placed on nonaccrual. Exceptions are allowed for 90-day past due loans when such loans are well secured and in process of collection.

Management expects to incur losses on loans from time to time when borrowers' financial conditions deteriorate. Where feasible, loans charged down or charged off will continue to be collected. Management considers the current allowance adequate to cover potential losses in the loan portfolio.

The following table summarizes information concerning the allocation of the allowance for loan losses as of December 31, 2002:

                                   Allocated  % of Total
                                    Amount     Allowance
                                   ---------  -----------
Commercial                               230        37.9%
Commercial - Business Real Estate         57         9.4%
Real Estate - Construction                20         3.3%
Real Estate - Mortgage                   198        32.6%
Installment Loans to Individuals         102        16.8%
                                   ---------  -----------
    Total                                607      100.00%
                                   =========  ===========


Management takes a number of factors into consideration when determining the additions to be made to the loan loss allowance. As a new institution, the Bank does not have a sufficient history of portfolio performance on which to base additions. Accordingly, additions to the reserve are primarily based on maintaining a ratio of the allowance for loan losses to total loans in a range of 1.00% to 1.50%. This is based on national peer group ratios and Georgia ratios which reflect average ratios of 1.45% (national peer) and 1.21% (Georgia). Under this methodology, charge-offs will increase the amount of additions to the allowance and recoveries will reduce additions.

In addition, management performs an on-going loan review process. All new loans are risk rated under loan policy guidelines. On a monthly basis, the composite risk ratings are evaluated in a model which assesses the adequacy of the current allowance for loan losses, and this evaluation is presented to the Board of Directors each month. Large loans are reviewed periodically. Risk ratings may be changed if it appears that new loans may not have received the proper initial grading or, if an existing loans credit conditions have improved or worsened. As the Bank matures, the additions to the loan loss allowance will be based more on historical performance, the detailed loan review and allowance adequacy evaluation.

V.   DEPOSITS

     The following table summarizes the average balances and average rates for deposit accounts:

                                           2002               2001
                                    ------------------  ------------------
                                    Average   Average   Average   Average
                                    Balance     Rate    Balance     Rate
                                    --------  --------  --------  --------
                                            (Dollars in Thousands)
Non-interest bearing deposits          7,651               6,591
Interest bearing demand deposits       9,095     0.70%     8,569     1.47%
Savings and money market deposits      9,903     2.15%     7,801     2.97%
Time deposits                         32,661     3.84%    31,956     5.69%
                                    --------  --------  --------  --------

   Total average deposits           $ 59,310     2.58%  $ 54,917     3.96%
                                    ========  ========  ========  ========

As of December 31, 2002 the amount outstanding of time certificates of deposit of $100,000 or more was $11,609 thousand. Amounts by time remaining until maturity on time deposits of $100,000 or more were:

                                                         (Thousands)
3 months or less                                         $      4,117
over 3 through 6 months                                         3,737
over 6 through 12 months                                        3,332
over 12 months                                                    423
                                                         ------------
Total                                                    $     11,609
                                                         ============

VI.  SELECTED  FINANCIAL  DATA  (amounts in thousands, except per share amounts)

     The following represents selected financial data for the years ended December 31, 2002 and 2001. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this report.

                                             2002     2001
                                            -------  -------
     Interest Income                         4,085    4,619
     Interest Expense                        1,531    2,182
     Net Interest Income                     2,554    2,436
     Provision for Loan Losses                 150      110
     Net Earnings                              646      440
     Net Earnings Per Share                   0.88     0.60
     Total Average Stockholder's Equity      8,399    7,818
     Total Average Assets                   68,052   63,240
     Return on average assets                 0.95%    0.70%
     Return on average equity                 7.69%    5.63%
     Average equity to average asset ratio   12.34%   12.36%

VII. SHORT-TERM  BORROWINGS

     No category of short-term borrowings exceeds 30% of stockholders' equity.